EXHIBIT 10.2

MASTER AGREEMENT

by and among

ZOLL MEDICAL CORPORATION

REV ACQUISITION CORPORATION

and

REVIVANT CORPORATION

August 13, 2003

MASTER AGREEMENT

i

3.6.	Cofunding Requirement	14
3.7.	Proprietary Agreements	15
3.8.	Tax Matters	15

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR		15
4.1.	Making of Representations and Warranties	15
4.2.	Organization of Investor	15
4.3.	Authority of Investor	15
4.4.	Finder’s Fee	16

SECTION 5. COVENANTS OF THE INVESTOR		16
5.1.	Indication of Interest	16
5.2.	Merger of Surviving Corporation	16

SECTION 6. CONDITIONS TO CLOSING OF THE MERGER		17
6.1.	Exercise of the Option to Purchase the Company	17
6.2.	Undertakings of Company upon Exercise	17
6.3.	Release from Escrow	17
6.4.	Effect of Termination	18

SECTION 7. INDEMNIFICATION		18

SECTION 8. MISCELLANEOUS		18
8.1.	Fees and Expenses	18
8.2.	Governing Law	18
8.3.	Notices	18
8.4.	Entire Agreement	19
8.5.	Assignability; Binding Effect	19
8.6.	Captions and Gender	19
8.7.	Execution in Counterparts	19
8.8.	Amendments	19
8.9.	Publicity and Disclosures	19
8.10.	Dispute Resolution	20
8.11.	Specific Performance	21
8.12.	Survival	21
8.13.	Reportable Transactions	21

ii

MASTER AGREEMENT

AGREEMENT entered into as of August 13, 2003 by and among Zoll Medical Corporation, a Massachusetts corporation (the “Investor”), Rev Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of the Investor (“MergerSub”) and Revivant Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H

WHEREAS, Investor, MergerSub, the Company and certain stockholders of the Company are willing to enter into a series of transactions on the terms and conditions set forth in this Master Agreement and in the documents executed in connection herewith;

WHEREAS, the Investor will purchase up to $5,000,000 aggregate original principal amount of Secured Notes of the Company pursuant to a Secured Note Purchase Agreement attached hereto as Exhibit A (the “Note Purchase Agreement”);

WHEREAS, the Investor will invest $7,000,000 in the Company and receive shares of Series F Preferred Stock of the Company pursuant to the terms of the Stock Purchase Agreement attached hereto as Exhibit B (the “Stock Purchase Agreement”);

WHEREAS, the Stockholders listed on Exhibit C hereto (collectively, the “Stockholders”) own of record and beneficially all of the issued and outstanding capital stock of the Company;

WHEREAS, the Company and the Stockholders desire to enter into a Merger Agreement with the Investor and MergerSub pursuant to the terms of the Merger Agreement attached hereto as Exhibit D (the “Merger Agreement” and with this Agreement, the Note Purchase Agreement, the Stock Purchase Agreement and the Stockholder Master Agreement between the Investor, MergerSub and certain Stockholders dated as of the date hereof (the “Stockholder Master Agreement”) and the other agreements and documents executed in connection with the transactions contemplated by any of such agreements, the “Transaction Documents”) to provide the Investor an option to acquire all of the equity interests of the Company, which Merger Agreement may be consummated in the sole discretion of the Investor as provided herein and in the Merger Agreement; and

WHEREAS, the Company, the Investor and the MergerSub wish to define the terms on which the Merger Agreement may be consummated and further set forth their agreement regarding certain rights and obligations of the parties prior to the consummation or termination of the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, in each of the other Transaction Documents and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree, as if under seal, as follows:

SECTION 1. CLOSING.

1.1. Execution of Agreements. At the Closing (as defined in Section 1.2 below), the Company, the Stockholders, the Investor and MergerSub shall deliver or cause to be delivered fully executed copies of each Transaction Document to which they are a party, together with each of the documents contemplated to be, or customarily, delivered at the respective closings of each of such agreements, including all necessary Board and Stockholder authorizations. At the Closing, the transactions contemplated by the Note Purchase Agreement and the Stock Purchase Agreement shall be consummated in accordance with the terms of such documents, and the executed copies of the Merger Agreement and the documents executed and delivered in connection therewith shall be placed into escrow as provided in Section 1.3 below. In addition, the Company will deliver or cause to be delivered an opinion of its counsel in the form of Exhibit E and the Investor will deliver or cause to be delivered an opinion of its counsel in the form of Exhibit F.

1.2. Time and Place of Closing. The closing of the transactions contemplated by this Master Agreement (herein called the “Closing”) shall be held at 11:00 a.m. on August 13, 2003 at the offices of Goodwin Procter LLP, 53 State Street, Boston, MA 02109, or at such other place or an earlier or later date or time as may be mutually agreed upon by the parties hereto.

1.3. Escrow of Merger Documents. At the Closing, the parties will deposit with the Investor, to be held in escrow pursuant to the terms hereof, a fully executed copy of the Merger Agreement, fully executed copies of all of the exhibits to the Merger Agreement, including without limitation, the Certificate of Merger (as defined in the Merger Agreement), fully executed copies of all Board and Stockholder approvals necessary to approve and consummate the Merger Agreement and fully executed copies of all other documents the Investor reasonably believes are necessary in order to consummate the Merger Agreement (collectively, the “Merger Documents”). The Merger Documents shall be held in escrow until released pursuant to Section 6 or until the Merger Agreement is terminated pursuant to Section 6, if sooner.

1.4. Legend on Shares. At the Closing, each outstanding certificate representing shares of the Company’s capital stock shall be imprinted with a legend as follows:

THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN AGREEMENT BETWEEN REVIVANT CORPORATION, ZOLL MEDICAL CORPORATION AND A SUBSIDIARY OF ZOLL MEDICAL CORPORATION AND AN AGREEMENT BETWEEN ZOLL MEDICAL CORPORATION, A SUBSIDIARY OF ZOLL AND THE OWNER OF THIS CERTIFICATE. AS SET FORTH IN SUCH AGREEMENTS, THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER. FURTHER, THESE SHARES MAY BE ACQUIRED BY ZOLL MEDICAL CORPORATION PURSUANT TO AN OPTION TO PURCHASE THESE SECURITIES GRANTED IN SUCH AGREEMENTS. ANY TRANSFER IN VIOLATION OF SUCH AGREEMENTS IS VOID. A COMPLETE AND CORRECT COPY OF SUCH AGREEMENTS IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED WITHOUT CHARGE UPON WRITTEN REQUEST.

1.5. Further Assurances. The Company and the Investor shall each, from time to time after the Closing, at the request of any other party hereto and without further consideration, execute and deliver further instruments of transfer and assignment and take such other action as such other party may reasonably require to fully implement the provisions of the Transaction Documents and the transactions contemplated thereby.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to the Investor and MergerSub to enter into this Agreement and the Transaction Documents and consummate the transactions contemplated hereby and thereby, the Company hereby makes to the Investor and MergerSub each of the representations and warranties set forth in this Section 2. The Company has delivered a Disclosure Schedule, attached hereto as Schedule A, and any information disclosed in the Disclosure Schedule under any section shall be deemed to qualify the following representations and warranties to the extent that such disclosure to such other representation and warranty would be reasonably apparent.

2.1. Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect. For purposes of this Agreement and the other Transaction Documents, a “Material Adverse Effect” shall mean a material adverse effect on (i) the assets, properties, financial condition, operating results, prospects or business of a party (as such business is presently conducted and as it is proposed to be conducted) or (ii) a party’s ability to perform its obligations under this Agreement or any other Transaction Document.

2.2. Capitalization. As of the date of this Agreement, the authorized capital of the Company consists of:

(a) Preferred Stock. 84,316,733 shares of Preferred Stock, of which (i) 3,868,822 shares have been designated Series A Preferred Stock, all of which are issued and outstanding immediately prior to the Closing, (ii) 6,097,560 shares have been designated Series B Preferred Stock, all of which are issued and outstanding immediately prior to the Closing, (iii) 2,286,698 shares have been designated as Series C Preferred Stock, 2,267,650 of which are issued and outstanding immediately prior to the Closing, (iv) 16,912,215 shares have been designated as Series D Preferred Stock, 16,823,979 of which are issued and outstanding immediately prior to the Closing, (v) 41,771,841 shares have been designated as Series E Preferred Stock, 18,047,049 of which are issued and outstanding immediately prior to the Closing, (vi) 10,379,597 shares have been designated as Series F Preferred Stock, none of which are issued and outstanding immediately prior to the Closing and (vii) 3,000,000 shares have been designated as Series G Preferred Stock, none of which are issued and outstanding immediately prior to the Closing. As of the Closing, each share of Preferred Stock, is convertible into one share of Common Stock. The rights, privileges and preferences of the Preferred Stock and the Common Stock are as stated in the Second Amended and Restated Certificate of Incorporation of the Company (the “Restated Certificate”). All of the outstanding shares of Preferred Stock have been duly authorized, fully paid and are nonassessable and issued in compliance with all applicable federal and state securities laws.

(b) Common Stock. 100,000,000 shares of Common Stock, of which: (i) 3,557,543 shares are issued and outstanding immediately prior to the Closing, (ii) 10,947,381 shares are reserved for issuance pursuant to the Company’s 1997 Stock Plan, of which: (A) 1,991,191 shares have been issued directly or pursuant to option exercise (and are included in the Common Stock outstanding number above), (B) 8,002,194 shares are subject to outstanding options, (C) 953,996 shares are available for issuance and (D) 385,781 shares have been issued pursuant to restricted stock purchase agreements and have been repurchased by the Company (such that the shares are no longer available for issuance under the 1997 Stock Plan); (iii) 70,937,136 shares are reserved for issuance on the conversion of the Series A, B, C, D and E Preferred Stock and (iv) 10,379,597 shares are reserved for issuance on the conversion of the Series F Preferred Stock to be issued pursuant to the Stock Purchase Agreement. All of the outstanding shares of Common Stock have been duly authorized, fully paid and are nonassessable and issued in compliance with all applicable federal and state securities laws.

(c) Except as set forth above and warrants outstanding to purchase 1,037,948 shares of Common Stock, 19,048 shares of Series C Preferred Stock, 88,236 shares of Series D Preferred Stock and 10,507 shares of Series E Preferred Stock, and except for certain rights of first offer granted in the Amended and Restated Rights Agreement in substantially the form attached hereto as Exhibit G (the “Rights Agreement”), there are not outstanding any options, warrants, rights (including conversion or preemptive rights) or agreements, orally or in writing, for the purchase or acquisition from the Company of any shares of its capital stock or any of its other equity securities. The Company is not a party or subject to any agreement or understanding, and, to the Company’s knowledge, there is no agreement or understanding, other than the Voting Agreement in substantially the form attached hereto as Exhibit H (the “Voting Agreement”), between any persons and/or entities, which affects or relates to the voting or giving of written consents with respect to any, security or by a director of the Company. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its capital stock or other equity securities.

(d) All holders of capital stock that have purchased such capital stock from the Company have purchased such capital stock pursuant to stock purchase agreements in a form provided to counsel for the Investor.

2.3. Subsidiaries. The Company does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity.

2.4. Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents, the execution and filing of the Restated Certificate with the Delaware Secretary of State, the performance of all obligations of the Company hereunder and the authorization, issuance and delivery of the Series F Preferred Stock under the Stock Purchase Agreement and the Common Stock issuable upon conversion of the Series F Preferred Stock, and the issuance of the Notes under the Note Purchase Agreement, has been taken or will be taken prior to the Closing, and this Agreement and the Transaction

Documents constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except to the extent the indemnification provisions contained in the Rights Agreement may be limited by applicable federal or state securities laws.

2.5. Valid Issuance of Securities. The securities that are being issued to the Investor under the Stock Purchase Agreement and the Note Purchase Agreement, when issued, sold and delivered in accordance with the terms of such agreements for the consideration expressed therein, will be duly and validly issued, fully-paid and nonassessable. Based in part upon the representations of the Investor in the Stock Purchase Agreement and the Note Purchase Agreement and subject to the provisions of Section 2.6 below, such securities will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Series F Preferred Stock has been duly and validly reserved for issuance, and upon issuance in accordance with the terms of the Restated Certificate, shall be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement and the other Transaction Documents and applicable federal and state securities laws and will be issued in compliance with all applicable federal and state securities laws.

2.6. Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any person, entity or federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, except for filings pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended thereunder.

2.7. Litigation. There is no action, suit, proceeding or investigation pending or, to the “Company’s Knowledge” (which shall mean, for the purposes of this Section 2, to the actual knowledge of Robert Katz, Greg Williams, Jean Nelson or Ken Ludlum (collectively, the “Officers”) after reasonable investigation), currently threatened against the Company, nor is the Company aware that there is any basis for the foregoing. The foregoing includes, without limitation, actions pending or threatened (or any basis therefore known to the Company) involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company intends to initiate.

2.8. Employee and Consultant Agreements. Each employee and consultant of the Company has executed an agreement (a “Proprietary Agreement”) with the Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Purchaser. The Company, after reasonable investigation, is not aware that any of its employees or consultants are in violation of any Proprietary Agreement, and the Company will use its best efforts to prevent any such violation. The Company is not a party to or bound by any currently effective employment contract, severance agreement, deferred compensation agreement, bonus plan, profit sharing plan or other employee compensation agreement except as set forth on Section 2.8 of the Disclosure Schedule.

2.9. Intellectual Property.

(a) Section 2.9 of the Disclosure Schedule hereto contains a complete and accurate list of all Patents owned by the Company or used or held for use by the Company in the Business (“Company Patents”), Marks owned by the Company or used or held for use by the Company in the Business (“Company Marks”) and Copyrights owned by the Company or used or held for use by the Company in the Business (“Company Copyrights”). Except as set forth on such Disclosure Schedule:

(i) the Company exclusively owns or possesses adequate and enforceable rights to use all of the Intellectual Property Assets necessary for the operation of the Business, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements, except such encumbrances that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such Intellectual Property Assets;

(ii) all Company Patents, Company Marks and Company Copyrights which are issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world are currently in compliance with material legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid and enforceable;

(iii) there are no pending, or, to the Company’s Knowledge, threatened claims against any of the Company or its employees alleging that any of the Company’s Intellectual Property Assets or the Business infringes on or conflicts with the rights of others under any Intellectual Property Assets (“Third Party Rights”);

(iv) neither the operation of the Business, the sale of the Company’s Products, nor any Company Intellectual Property Asset infringes on or conflicts with any Third Party Right;

(v) the Company has not received any communications alleging that the Company has violated or, by conducting the Business, would violate any Third Party Rights or that any of the Company Intellectual Property Assets is invalid or unenforceable;

(vi) no current or former employee or consultant of the Company owns any rights in or to any of the Company Intellectual Property Assets;

(vii) to the Company’s Knowledge, there is no violation or infringement by a third party of any of the Company Intellectual Property Assets;

(viii) the Company has taken all reasonable security measures to protect the secrecy, confidentiality and value of all Trade Secrets owned by the Company or used or held for use by the Company in the Business (the “Company Trade Secrets”), including, without limitation, requiring each Company employee and consultant and any other person with access to Company Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to counsel for the Investor and, to the Company’s knowledge, there has not been any breach by any party to such confidentiality agreements; and

(ix) (A) the Company has not directly or indirectly granted any rights, licenses or interests in the source code for any software contained in or utilized by the Products, and (B) since the Company developed said source code, the Company has not provided or disclosed any of said source code to any person or entity.

(b) For purposes of this Agreement,

(i) “Business” means the business of the Company as currently conducted and proposed to be conducted.

(ii) “Company Intellectual Property Assets” means all Intellectual Property Assets owned by the Company or used or held for use by the Company in the Business. “Company Intellectual Property Assets” includes, without limitation, the Products, Company Patents, Company Marks, Company Copyrights and Company Trade Secrets.

(iii) “Intellectual Property Assets” means:

1. patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, “Patents”);

2. trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, “Marks”);

3. copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”);

4. know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); and

5. goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement against third parties.

(iv) “Products” means the AutoPulse and its accessories, and successor automated chest compression products. A complete list of the Products owned, offered or sold by the Company is provided on the Section 2.9(b)(iv) of the Disclosure Schedule.

2.10. Compliance with Other Instruments.

(a) The Company is not in violation or default of (i) any provision of its Certificate of Incorporation or Bylaws, (ii) any judgment, order, writ, decree, or, to the Company’s Knowledge, instrument or contract to which it is a party or by which it is bound, or (iii) to the Company’s Knowledge, any provision of federal or state statute, rule or regulation applicable to it. The execution, delivery and performance of this Agreement and the Transaction Documents, the execution and filing of the Restated Certificate with the Delaware Secretary of State, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company.

(b) To the Company’s Knowledge, the Company has avoided every condition, and has not performed any act, the occurrence of which would result in the Company’s loss of a material right granted under any license, distribution or other agreement.

2.11. Agreements; Action.

(a) Except for agreements explicitly contemplated hereby and except as set forth on Section 2.11 of the Disclosure Schedule there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, affiliates, or any affiliate thereof.

(b) Except as set forth on Section 2.11 of the Disclosure Schedule, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party or by which it is bound that involve obligations of, or payments to the Company in excess of $25,000, or the license of any patent, copyright, trade secret or other proprietary right to or from the Company.

(c) The Company has not: (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock; (ii) incurred any indebtedness for money borrowed (other than the Senior Debt as defined in the Note Purchase Agreement) or incurred any other liabilities individually in excess of $25,000 or, in the aggregate, in excess of $50,000; (iii) made any loans or advances to any person, other than ordinary advances for travel expenses; or (iv) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.

(d) The Company is not a party to and is not bound by any contract, agreement or instrument, or subject to any restriction under its Restated Certificate or Bylaws, which has a Material Adverse Effect on its business as now conducted or as proposed to be conducted, its properties or its financial condition.

2.12. No Conflict of Interest. The Company is not indebted, directly or indirectly, to any of its Officers or directors or to their respective spouses, children or affiliates, in any amount whatsoever, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. None of the Company’s Officers or directors, or any of their respective spouses, children or affiliates, are, directly or indirectly, indebted to the Company or, to the Company’s Knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that Officers, directors and/or stockholders of the Company may own stock in (but not exceeding two percent (2%) of the outstanding capital stock of) any publicly traded companies that may compete with the Company. None of the Company’s Officers or directors or their respective spouses, children or affiliates are, directly or indirectly, interested in any material contract with the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

2.13. Rights of Registration and First Offer. Except as contemplated in the Rights Agreement, the Company has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity. Except as contemplated in the Restated Certificate or the Rights Agreement, the Company has not granted any preemptive rights, rights of first refusal or rights of first offer to any person or entity.

2.14. Corporate Documents. The Restated Certificate and Bylaws of the Company are in the form provided to counsel for the Investor. The copies of corporate minutes, resolutions and consents of directors and stockholders of the Company provided to counsel for the Investor are complete and accurate.

2.15. Title to Property and Assets. The Company owns its property and assets free and clear of all mortgages, loans, and has no liens and encumbrances on such property and assets, except such encumbrances and liens which (i) secure the Senior Debt, or (ii) arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets. With respect to the property and assets it leases, the Company is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances.

2.16. Employee Benefit Plans. Except as provided on Section 2.16 of the Disclosure Schedule, the Company does not have any Employee Benefit Plan as defined in the Employee Retirement Income Security Act of 1974.

2.17. Tax Returns and Payments. Except as set forth in Section 2.17 of the Disclosure Schedule, the Company has filed all returns declarations, reports, or information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof (“Tax Returns”) as required by law. Such Tax Returns are true and correct in all material respects. The Company has paid all federal, state, local, foreign, and other Taxes, including, without limitation, income, estimated, alternative minimum or add-on minimum, excise, severance, occupation, premium, license, sales, use, value-added, gross receipts, franchise, capital stock, employment, payroll-related, withholding, stamp, transfer, registration, windfall profits, environmental (including Taxes under I.R.C. Section 59A), customs duties, profits, social security (or similar), unemployment, disability, real property, personal property or other Tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to Tax, interest, fines and penalties owed by it, whether disputed or not, and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other person or entity (collectively, “Taxes”), required to be paid by it through the date hereof. The Company has made appropriate reserves for all Taxes not yet due but accrued. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

2.18. Insurance. The Company has in full force and effect fire, casualty and liability insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to replace its material assets that might be damaged or destroyed.

2.19. Labor Agreements and Actions. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the knowledge of the Company threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and employee of the Company is terminable at the will of the Company, without resulting in any obligation to the Company.

2.20. Environmental Regulations. The Company is not in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety and no material expenditures are or will be required in order to comply with any such existing statute, law, or regulation.

2.21. Permits. The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could have a Material Adverse Effect and believes that it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

2.22. Financial Statements. The Company has delivered to the Investor its audited financial statements as at, and for the twelve month period ended December 31, 2000 and its unaudited financial statements as at, and for the twelve (12) month periods ended, December 31, 2001 and December 31, 2002 and its unaudited financial statements as at, and for the six (6) month period ended, June 30, 2003 (the “Financial Statements”). The Financial Statements fairly present the financial condition and operating results of the Company as of the dates and for the periods indicated therein, subject to normal year-end audit adjustments. Except as set forth in the Financial Statements, the Company has no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to June 30, 2003 and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in both cases, individually or in the aggregate, are not material to the financial condition or operating results of the Company. Except as disclosed in the Financial Statements, the Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

2.23. Changes. In the period between June 30, 2003 and the date of the Initial Closing, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the business, properties, prospects, or financial condition of the Company;

(c) any waiver or compromise by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the business, properties, prospects or financial condition of the Company;

(e) any material change to a material contract or agreement by which the Company or any of its assets is bound or subject;

(f) any material change in any compensation arrangement agreement with any employee, officer, director or stockholder;

(g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(h) other than as set forth on Section 2.23(h) of the Disclosure Schedule, any resignation or termination of employment of any officer or key employee of the Company; and to the Company’s Knowledge, there is no impending resignation or termination of employment of any such officer or key employee;

(i) any mortgage, pledge, transfer or any security interest in, or lien, created by the Company with respect to any of its material properties or assets, except liens for Taxes not yet due or payable and liens under the Senior Debt;

(j) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(k) any declaration, setting aside or payment or other distribution in respect to any of the Company’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Company;

(l) to the Company’s Knowledge, any other event or condition of any character that might materially and adversely affect the business, properties, prospects or financial condition of the Company; or

(m) any arrangement or commitment by the Company to do any of the things described in this Section 2.23.

2.24. Product Regulatory Review. As to each of the Products, including, without limitation, products or compounds currently under research and/or development by the Company, subject to the jurisdiction of the United States Food and Drug Administration (“FDA”) under the Federal Food, Drug and Cosmetic Act and the regulations thereunder (“FCA”) (each such product, a “Life Science Product”), such Life Science Product is being researched, developed, manufactured, tested, distributed and/or marketed in compliance in all material respects with all applicable requirements under the FCA and similar laws and regulations applicable to such Life Science Product, including those relating to investigational use, premarket approval, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security. The Company has not received any notice or other communication from the FDA or any other federal, state or foreign governmental entity (a) contesting the premarket approval of, the uses of or the labeling and promotion of any Life Science Product or (b) otherwise alleging any violation by the Company of any law, regulation or other legal provision applicable to a Life Science Product. Neither the Company, nor any officer, employee or agent of the Company has made an untrue statement of a material fact or fraudulent statement to the FDA or other federal, state or foreign governmental entity performing similar functions or failed to disclose a material fact required to be disclosed to the FDA or such other federal, state or foreign governmental entity.

2.25. Required Voting Percentage. The Stockholders of the Company who have executed the Stockholder Master Agreement and who have approved the Merger Agreement represent one hundred percent (100%) of the Series E Preferred Stock, Series D Preferred Stock and Series B Preferred Stock, ninety five percent (95%) of the Series A Preferred Stock of the Company, at least a majority of the Series C Preferred Stock of the Company, and at least eighty percent (80%) of the Common Stock of the Company.

2.26. Disclosure. The Company has fully provided the Investor with all the information which the Investor has requested for deciding whether to acquire the securities and all information which the Company believes is reasonably necessary to enable the Investor to make such decision. No representation or warranty of the Company contained in this Agreement or the other Transaction Documents and any certificate furnished or to be furnished to the Investor pursuant hereto or thereto (when read together) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

SECTION 3. COVENANTS OF THE COMPANY.

3.1. Making of Covenants and Agreements. The Company hereby makes the covenants and agreements set forth in this Section 3.

3.2. Conduct of Business. During the period between the date of this Agreement and the date which is the earlier to occur of (i) the date on which the Merger Agreement is consummated by filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Merger Closing”) and (ii) the date on which the Merger Agreement is terminated pursuant to its terms (the “Interim Period”), the Company will not, unless it has received unanimous authorization from its Board of Directors:

(a) Enter into, or permit any subsidiary to enter into, any transaction with any stockholder, officer or director, or any relative or affiliate of the foregoing, other than any transaction in accordance with Section 3.6 below and other than any transaction permitted under Section 3.2(j) below;

(b) Create, incur or assume any indebtedness for borrowed money;

(c) Conduct its business outside the ordinary course;

(d) Make any purchase, sale or disposition of any asset or property other than in the ordinary course of business, or mortgage, pledge, subject to a lien or otherwise encumber any of its properties or assets other than in the ordinary course of business;

(e) Incur any contingent liability as a guarantor or otherwise with respect to the obligations of others;

(f) Declare, set aside or pay any dividend, make any other distribution in respect of its capital stock or make any direct or indirect redemption, purchase or other acquisition of its stock other than for the repurchase of shares of Common Stock issued to employees, directors or consultants pursuant to agreements with such persons that permit the Company to repurchase such shares at cost, provided that the aggregate repurchase price of all such stock does not exceed $10,000;

(g) Prepay any loans (if any) from its stockholders, officers or directors or make any changes in its borrowing arrangements;

(h) Amend, alter or repeal the Certificate of Incorporation or the Company’s Bylaws or waive any provision thereof;

(i) Make or change any election relating to Taxes, adopt or change any Tax accounting method or period (except as required under the I.R.C.), enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, if such election, adoption, change, agreement, settlement, surrender, consent or other action would have a material impact on the Company or the Investor, provided, however, that the Series F Director (as such term is defined in the Voting Agreement) shall not unreasonably withhold his consent to such election, adoption, change, agreement, settlement, surrender, consent or other action;

(j) Engage in any transaction with any affiliate, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal Property to or from, or otherwise requiring payments to or from any such affiliate or, to the Knowledge of the Company, any corporation, partnership, limited liability company, trust or other entity in which any such affiliate has a substantial interest or is an officer, director, partner, member or trustee, except for transactions involving less than $50,000 that are on terms no less favorable to the Company than would exist in negotiated arms’ length transaction with third parties and except for commercial transactions with Dr. Thomas Fogarty or any affiliated entities that are on terms no less favorable to the Company than could be obtained from third parties.

3.3. Investor Access to the Company. During the Interim Period, the Investor and its authorized representatives shall have reasonable access to all the Company’s properties, assets, records, licenses, Tax Returns, contracts and documents.

3.4. Transfer of Shares. During the Interim Period, the Company shall require any transferee of capital stock of the Company to execute a Joinder Agreement in the form of Exhibit I hereto prior to entering any transfer on the Company’s records. The Company will not permit any Stockholder to transfer any capital stock of the Company unless the purchaser or other recipient of such shares executes a Joinder Agreement. Any transfer in violation of this Section 3.4 shall be void ab initio.

3.5. Cooperation of the Company. During the Interim Period, the Company shall cooperate with all reasonable requests of Investor and Investor’s counsel in connection with the consummation of the transactions contemplated hereby.

3.6. Cofunding Requirement. If, prior to September 1, 2004, on one or more occasions, the Company’s cash balance is less than $1,000,000, the Company shall raise equity capital from its existing stockholders in an amount determined by a majority of the Company’s Board of Directors. The amount of the capital call will be determined by Board such that it will provide the Company with sufficient capital (based on its operating budget and past practices) to continue its operations in the ordinary course through October 4, 2004. The Investor hereby agrees to fund its pro rata portion of the capital call. Each holder of Series A, B, D, E and F preferred stock of the Company will be offered an opportunity to purchase Series E preferred stock of the Company on a pro rata (as converted) basis, up to the full amount of the capital call. If the full capital call is not funded by the stockholders entitled to participate, then such parties may allow third-parties to invest up to the full pro rata share of the capital call. If the full capital call is still not funded, the Investor will be offered the opportunity to fund the remainder by purchasing Series G Preferred Stock of the Company at a purchase price of $1.00 per share. If the Investor does not purchase the entire shortfall, the other stockholders who have participated in the capital call will be offered an opportunity to purchase Series G at a purchase price of $1.00 per share.

3.7. Proprietary Agreements. The Company hereby covenants and aggress with the Investor that it will cause each employee and consultant hired or engaged at any time after the date hereof to sign a Proprietary Agreement in favor of the Company.

3.8. Tax Matters.

(a) During the Interim Period, the Company will take any action necessary to ensure that the Company complies with the representations set forth in Section 2.17 at all times.

(b) If the Second Merger is consummated as described in Section 5.2(a) and the Investor makes a favorable determination as described in Section 5.2(b), the Stockholders shall treat the Integrated Transaction as a Reorganization (as such terms are defined in Section 5.2) and file all Tax Returns and reports consistently therewith. If the Second Merger is consummated as described in Section 5.2(a) and the Investor is unable to make a favorable determination as described in Section 5.2(b), the Stockholders may nevertheless treat the Integrated Transaction as a Reorganization.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

4.1. Making of Representations and Warranties. As a material inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, the Investor hereby makes the representations and warranties to the Company contained in this Section 4.

4.2. Organization of Investor. The Investor is a corporation duly organized, validly existing and in good standing under the laws of Massachusetts with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

4.3. Authority of Investor. The Investor has full right, authority and power to enter into this Master Agreement and each agreement, document and instrument to be executed and delivered by the Investor pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by the Investor of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of the Investor and no other action on the part of the Investor is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by Investor pursuant to this Agreement constitute valid and binding obligations of the Investor enforceable in accordance with their terms. The execution, delivery and performance by the Investor of this Agreement and each such agreement, document and instrument:

(i) does not and will not violate any provision of the Articles of Organization or by-laws of the Investor;

(ii) does not and will not violate any laws of the United States or of any state or any other jurisdiction applicable to the Investor or require the Investor to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made; and

(iii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement, or other agreement mortgage, lease, permit, order, judgment or decree to which the Investor is a party and which is material to the business and financial condition of the Investor.

4.4. Finder’s Fee. Except as set forth on Section 4.4 of the Disclosure Schedule, the Investor has not incurred or become liable for any broker’s commission or finder’s fee relating to or in connection with the transactions contemplated by this Agreement.

SECTION 5. COVENANTS OF THE INVESTOR

5.1. Indication of Interest. On or about June 30, 2004, the Investor hereby agrees to make a good faith effort to inform the Company of the likelihood that the Investor will exercise its option under Section 6 to consummate the Merger. The foregoing expression of intent will not be binding on the Investor or any other party hereto.

5.2. Merger of Surviving Corporation.

(a) In the event that the Investor consummates the merger as provided in Section 6 below (the “First Merger”), the Investor shall, unless the Stockholders’ Representative (as defined in the Stockholder Master Agreement) requests that the Second Merger not occur, consummate a second merger (the “Second Merger”) pursuant to which the Investor will merge the surviving corporation from the First Merger with and into (i) the Investor, (ii) a newly-created wholly-owned first-tier limited liability company of the Investor, or (iii) a newly-created wholly-owned first-tier corporate subsidiary of the Investor; provided, however, that the Investor shall not be obligated to cause the Second Merger to occur unless the Investor determines in its sole discretion (which determination may, but shall not be required to, depend upon the Investor receiving a favorable opinion from its Tax counsel and the receipt of favorable valuation reports from valuation experts) that (i) the Investor’s acquisition of the Company’s stock in the First Merger will constitute a “qualified stock purchase” within the meaning of IRC Section 338(d)(3) and the Treasury Regulations thereunder (a “Qualified Stock Purchase”), and (ii) neither the Investor nor the surviving corporation from the First Merger will incur any additional Taxes as a result of such Second Merger. For purposes of clarification, if the Investor does not determine that (i) the First Merger will result in the Investor making a Qualified Stock Purchase of the Company’s stock under the facts and circumstances then existing or as a result of any change in laws, regulations or interpretations thereof, or for any other reason, and (ii) neither the Investor nor the surviving corporation from the First Merger will incur any additional Taxes as a result of such Second Merger, the Investor will not be required to consummate the Second Merger. The Investor shall be under no obligation whatsoever to consummate the Second Merger unless the conditions set forth in this Section 5.2(a) are satisfied.

(b) If the Second Merger is consummated as described in this Section 5.2 and the Investor determines in good faith (which determination may depend upon the Investor receiving a favorable opinion from its Tax counsel) that it is at least more likely than not that the First Merger and the Second Merger constitute an integrated transaction (the “Integrated Transaction”) that qualifies a single reorganization under IRC Section 368(a) and the Treasury Regulations thereunder (a “Reorganization), the Investor shall treat the Integrated Transaction as a Reorganization and shall file all Tax Returns and reports consistently therewith.

SECTION 6. CONDITIONS TO CLOSING OF THE MERGER

6.1. Exercise of the Option to Purchase the Company. On or before October 4, 2004, the Investor may give written notice (the “Exercise Notice”) to the Company and the Stockholders’ Representative of its determination to exercise its option to acquire the Company through a merger of MergerSub with and into the Company pursuant to the Merger Agreement. Unless otherwise agreed by the Investor, the Company and the Stockholders’ Representative, the Merger Closing shall occur as soon as reasonably practicable after October 4, 2004.

6.2. Undertakings of Company upon Exercise. Upon receipt of the Exercise Notice, the Company will use its good faith best efforts to promptly complete all actions that may be necessary so that the Investor will be able to consummate the merger by filing the Certificate of Merger with the Secretary of State of the State of Delaware. This obligation includes making all filings that may be necessary, including any Hart-Scott-Rodino filings (as defined in the Merger Agreement) and any other filings required by any governmental authorities, obtaining all third party consents and executing any and all other documents that may be necessary or convenient in order to consummate the merger. In the event the Company and the Stockholders do not deliver all of the documents required by the Merger Agreement as conditions to closing in the 60 days following receipt of the Exercise Notice, the Investor may (i) rescind the Exercise Notice and terminate this Agreement, (ii) waive the conditions to closing and consummate the Merger, or (iii) extend such 60 day period for another 60 day period. The Company and the Stockholders’ Representative shall provide written notice to the Investor when all of the conditions to closing of the Merger Agreement are satisfied, whereupon the Investor shall be obligated to deliver the Initial Merger Consideration (as defined in the Merger Agreement) and consummate the Merger within five (5) Business Days.

6.3. Release from Escrow. The Merger Documents deposited in escrow with the Investor pursuant to Section 1.3 shall be released from such escrow upon the Investor’s delivery of the Initial Merger Consideration. The Investor shall deliver the Initial Merger Consideration in the time period required by Section 6.2, but may, in its sole discretion, deliver the Initial Merger Consideration at any time, regardless of whether the closing conditions have been satisfied. The Investor may deliver the Initial Merger Consideration directly to the Stockholders or may irrevocably deposit such amount with a third party paying agent for delivery to the Stockholders. Upon delivery of the Initial Merger Consideration to the Stockholders, or to the paying agent for the benefit of the Stockholders, the Investor will no longer be required to hold the Merger Documents in escrow and the Investor may at a date of its choosing file the Merger Certificate with the Secretary of State of the State of Delaware in order to consummate the merger.

6.4. Effect of Termination. All obligations of the parties hereunder shall cease upon any termination of the Merger Agreement; provided, however, that (i) the provisions of this Section 6, Section 8.1, Section 8.10 Section 8.11 and 8.12 hereof shall survive any termination of this Agreement; (ii) nothing herein shall relieve any party from any liability for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its covenants, conditions or agreements contained herein. Upon termination of the Merger Agreement, the Investor shall cause all of the Merger Documents to be destroyed, or shall return the Merger Documents to the appropriate party who has signed such document, which party will then destroy said documents.

SECTION 7. INDEMNIFICATION.

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SECTION 8. MISCELLANEOUS.

8.1. Fees and Expenses. The Company on the one hand and the Investor on the other hand will each bear its own expenses in connection with the negotiation and the consummation of this Master Agreement, the Note Purchase Agreement and the Stock Purchase Agreement; provided, however, that any fees or expenses payable to SG Cowen shall be paid by the Stockholders, with no right of contribution from the Company. The payment of fees and expenses under the Merger Agreement shall be as set forth in such agreement.

8.2. Governing Law. Except where the law of and their jurisdiction is specifically specified, this Agreement shall be construed under and governed by the internal laws of the State of Delaware without regard to its conflict of laws provisions.

8.3. Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO INVESTOR:	ZOLL Medical Corporation
269 Mill Road
Chelmsford, MA 01824
Fax: (978) 421-0026
Attn: Chief Executive Officer

With a copy to:	Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Fax: (617) 523-1231
Attn: Raymond C. Zemlin, P.C.

TO COMPANY:	Revivant Corporation
775 Palomar Avenue
Sunnyvale, CA 94085
Attn: Chief Executive Officer

With a copy to:	Venture Law Group
2775 Sand Hill Road
Menlo Park, CA 94025
Fax: (650) 233-8386
Attn: Mark B. Weeks, Esq.

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

8.4. Entire Agreement. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

8.5. Assignability; Binding Effect. This Agreement shall only be assignable by Investor to a corporation or partnership controlling, controlled by or under common control with Investor upon written notice to the Company. This Agreement may not be assigned by the Company without the prior written consent of Investor. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

8.6. Captions and Gender. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

8.7. Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

8.8. Amendments. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by the Company, the Investor and MergerSub, or in the case of a waiver, the party waiving compliance.

8.9. Publicity and Disclosures. Except as required by law, or the rules and regulations of the Securities and Exchange Commission or the applicable NASDAQ listing requirements, no press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge and written consent of Investor and the Company.

8.10. Dispute Resolution.

(a) All disputes, claims, or controversies arising out of or relating to this Master Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby that are not resolved by mutual agreement shall be resolved by J.A.M.S./Endispute, Inc. before a single arbitrator in Chicago, Illinois. Such arbitration shall be conducted in accordance with the rules and regulations promulgated by J.A.M.S./Endispute, Inc. unless specifically modified herein. In the event J.A.M.S./Endispute, Inc. is unavailable, the arbitration shall be conducted before an arbitrator that is mutually agreeable to the parties and, in such event, all references to J.A.M.S./Endispute herein shall apply to the arbitrator chosen by the parties. The arbitrator hearing any dispute under this Section 8.10 shall be selected within 20 business days of written notice of the intent to arbitrate a dispute.

The parties shall have the right to discovery in accordance with California Code of Civil Procedure Section 1283.05. The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein. Any party refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 8.10 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. The provisions of this Section 8.10 shall be enforceable in any court of competent jurisdiction.

The parties shall bear their own attorneys’ fees, costs and expenses in connection with the arbitration; provided, however, that the prevailing party shall be entitled to, and the arbitrator shall award to the prevailing party, its attorneys fees, costs and expenses in the event such party completely prevails or prevails in all material respects in the arbitration.

(b) Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of Illinois for the purposes of enforcing the arbitration provisions of Section 8.10(a) of this Agreement. Each party further irrevocably waives any objection to proceeding before J.A.M.S./Endispute, Inc. based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before J.A.M.S./Endispute, Inc. has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

8.11. Specific Performance. The parties agree that it would be difficult to measure damages which might result from a breach of this Agreement by the Company or the Stockholders and that money damages would be an inadequate remedy for such a breach. Accordingly, if there is a breach or proposed breach of any provision of this Agreement by the Company or the Stockholders, and the Investor does not elect to terminate under Section 6, the Investor shall be entitled, in addition to any other remedies which it may have, to an injunction or other appropriate equitable relief to restrain such breach without having to show or prove actual damage to the Investor.

8.12. Survival. Each of the representations and warranties herein or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive for a period ending on the earlier of (i) one year following the Merger Closing and (ii) six months following the termination of the Merger Agreement pursuant to its terms, regardless of any investigation and shall not merge in the performance of any obligation by any party hereto. Notwithstanding the foregoing, claims based on fraud or intentional misrepresentation shall survive Closing and shall not merge in the performance of any obligation by any party hereto.

8.13. Reportable Transactions. Notwithstanding anything herein or any other express or implied agreement, arrangement or understanding to the contrary, the parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the Tax treatment and Tax structure of the transactions contemplated by this Master Agreement (and any related transactions or agreements) and (ii) each party to this Master Agreement (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the Tax treatment and Tax structure of the transactions contemplated by this Master Agreement and all materials of any kind (including opinions or other Tax analyses) that are provided to it relating to such Tax treatment and Tax structure. This authorization to disclose the Tax treatment and Tax structure is limited to the extent that confidentiality is required to comply with any applicable securities laws.

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IN WITNESS WHEREOF the parties hereto have caused this Master Agreement to be executed as of the date set forth above by their duly authorized representatives.

ZOLL MEDICAL CORPORATION:

By:	/s/ RICHARD A. PACKER
Title:	Chief Executive Officer and President

REV ACQUISITION CORPORATION

By:	/s/ RICHARD A. PACKER
Title:	President

REVIVANT CORPORATION:

By:	/s/ KENNETH LUDLUM
Title:	President and Chief Executive Officer